EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57163, 333-00333, 333-21815, 333-47369, 333-68969, 333-82935, 333-38616, 333-53180, 333-97599, 333-101440 and 333-100755 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc., (the “Company”) dated September 25, 2007, except for Notes 18 and Note 19 for which the dates are May 7, 2008 and June 17, 2008, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the consolidated financial statements discussed in Note 19 and the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “ Share-Based Payment “ in fiscal 2006), and our report relating to management’s report on the effectiveness of internal control over financial reporting dated September 25, 2007 and June 17, 2008 as to the effects of the material weaknesses for errors in accrued liabilities relating to inventory discussed in our report (which report expresses an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K/A of Symmetricom, Inc. for the year ended July 1, 2007.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 17, 2008